Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 20, 2007 (except for Note 22, as to which the date is October 26, 2007) with respect to the consolidated financial statements, and our report dated February 20, 2007 (except for Note 3, as to which the date is October 26, 2007) with respect to the financial statement schedules, in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-144162) and related Prospectus of Symetra Financial Corporation dated October 29, 2007.
/s/ Ernst & Young LLP
Seattle, Washington
October 26, 2007